UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Apple Inc.

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On February 7, 2013, Apple Inc. issued the following press release:

Statement by Apple

By early last year, Apple’s cash balance had built to a point beyond what we needed to run our business and maintain flexibility to take advantage of strategic opportunities, so we announced a plan to return $45 billion to shareholders over three years. As of next week we will have executed $10 billion of that plan.

We find ourselves in the fortunate position of continuing to generate large amounts of cash, including $23 billion in cash flow from operations in the last quarter alone.

Apple’s management team and Board of Directors have been in active discussions about returning additional cash to shareholders. As part of our review, we will thoroughly evaluate Greenlight Capital’s current proposal to issue some form of preferred stock. We welcome Greenlight’s views and the views of all of our shareholders.

As a part of our efforts to further enhance corporate governance and serve our shareholders’ best interests, Proposal #2 in our proxy includes some recommended changes to our articles of incorporation. These changes were recommended independently of Greenlight’s proposal and would not preclude Apple from adopting their concept. Contrary to Greenlight’s statements, adoption of Proposal #2 would not prevent the issuance of preferred stock. Currently, Apple’s articles of incorporation provide for the issuance of “blank check” preferred stock by the Board of Directors without shareholder approval. If Proposal #2 is adopted, our shareholders would have the right to approve the issuance of preferred stock. As such, Proposal #2 has the support of many of our shareholders.

We remain committed to having an ongoing dialogue with our shareholders to get perspectives around return of capital and driving shareholder value.

Press Contacts:

Katie Cotton

Apple

katiec@apple.com

(408) 974-7269

Steve Dowling

Apple

dowling@apple.com

(408) 974-1896

Investor Relations Contacts:

Nancy Paxton

Apple

paxton1@apple.com

(408) 974-5420

Joan Hoover

Apple

hoover1@apple.com

(408) 974-4570

© 2013 Apple Inc. All rights reserved. Apple, the Apple logo, Mac, Mac OS and Macintosh are trademarks of Apple. Other company and product names may be trademarks of their respective owners.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with our annual meeting of shareholders, we previously filed our definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and commenced mailing our notice of Internet availability of proxy materials or our definitive proxy statement and proxy card to our shareholders on January 7, 2013. BEFORE MAKING ANY VOTING DECISION, YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including our definitive proxy statement, through the Internet at the SEC’s website at www.sec.gov, or at our website at www.apple.com/investor. You may also read and copy any document that we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about our proxy statement or our annual meeting of shareholders, or if you need assistance with the voting procedures, including casting or changing your vote, you should contact our proxy solicitor, Georgeson Inc., at (866) 828-4304.